EXECUTION
AMENDMENT TO TRANSFER AGENCY AGREEMENTS
This AMENDMENT (this “Amendment”) is made and entered into, as of this 27th day of August, 2020, by and between MUFG Investor Services (US), LLC (“MUIS”) and Guggenheim Funds Trust (“GFT”), Guggenheim Variable Funds Trust (“GVFT”), Transparent Value Trust (“TVT”) and Guggenheim Strategy Funds Trust (“GSFT”) (each a “Trust” and collectively, the “Trusts”).
WHEREAS, Rydex Fund Services, LLC (“RFS”) and the Trusts entered into certain Transfer Agency Agreements, dated as of January 27, 2014, with respect to GFT, April 30, 2014, with respect to GVFT, May 9, 2016, with respect to TVT, and March 1, 2014, with respect to GSFT (as the same may have been amended through the date hereof, the “Existing Agreements”), pursuant to which RFS agreed to provide certain services for each series of the Trusts as now in existence and listed on Schedule A of the Existing Agreements or as hereafter may from time to time be created and added to Schedule A (individually referred to herein as the “Fund” and collectively as the “Funds”);
WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;
WHEREAS, MUIS agreed to continue providing the services to each Fund as set forth in, and subject to the terms of, each of the Existing Agreements; and
WHEREAS, the parties desire to amend the Existing Agreements effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreements, as amended by this Amendment and any other amendments following the Effective Time, the “Agreements”);
NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Superseding Terms. Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreements and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreements, this Amendment shall control. Except as otherwise specifically set forth in this Amendment, the Existing Agreements shall remain in full force and effect in accordance with their terms.
2.Term. As of the Effective Time, each of the Agreements shall be amended such that, subject to the termination provisions in the applicable Existing Agreement, the term of each such Agreement shall continue in effect until the last business day prior to the date that is three (3) years from the Effective Time or its earlier termination in accordance with the terms of the Agreement. Thereafter, the term of each of the Agreements may be continued for a single two (2) year term and then successive one (1) year terms unless either party provides written notice of non-renewal to the other party at least 90 days prior to the date at which such automatic extension would otherwise occur. For the avoidance of doubt, the continuation or termination of any of the Agreements with respect to any of the Trusts shall be independent of the continuation or termination of any of the Agreements with respect to any other Trust.
3.Reimbursement of Expenses and Miscellaneous Service Fees. As of the Effective Time, Section 3 of the Existing Agreements has been, and is hereby, deleted in its entirety and replaced with the attached Section 3 and the out-of-pocket expenses set forth therein.
4.Execution. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.
MUFG Investor Services (US), LLC
By:
Name: Mr. Shinya Matsuzaki
Title: Managing Director
ON BEHALF OF EACH OF THE TRUSTS FIRST LISTED ABOVE
By:
Name: Brian Binder
Title: Chief Executive Officer and President

SEction 3
TO THE EXISTING AGREEMENTS
BETWEEN MUFG INVESTOR SERVICES (US), LLC
AND EACH OF THE TRUSTS FIRST LISTED ABOVE

Date: Effective January 1, 2020

3. Reimbursement of Expenses and Miscellaneous Service Fees

In addition to paying MUIS the fees set forth in Schedule C, the Trust agrees to reimburse MUIS for MUIS’s reasonable out-of-pocket expenses (for which no mark-up for MUIS overhead expenses shall be included) in providing services hereunder, as set forth below (or as may be mutually agreed to by the parties from time to time):

i.Depository Trust & Clearing Corporation (“DTCC”) fees.

ii.Vendor fees related to facilitating Transfer Agent electronic mail communication to shareholders.

iii.Vendor fees associated with printing, mailing (including postage and envelope/paper stock), electronic storage/presentment, access and development of shareholder statements, tax forms, transaction confirmations, and inserts.

iv.Treasury management services fees charged by U.S. Bank, NA (or any successor bank providing such services) for all accounts and services, except for the “distributors account,” which is paid for by the Trust’s distributor/investment adviser, and the “fee account,” which is paid for by MUIS.

v.Fees pertaining to the collection and transmission of data with DST FANMail and DST Vision (or any successor applications), including any additional fees, such as software or consulting fees, relating to updating or maintaining the applications with respect to collecting or transmitting data.

vi.Vendor fees for trade monitoring and reporting related to Rule 22c-2.